Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-227321 and 333-227327) of KLX Energy Services Holdings, Inc. (the “Company”) of our report dated February 13, 2018 (except for Note 12, as to which the date is June 13, 2018) with respect to the financial statements of Motley Services, LLC for the year ended December 31, 2017, included in the Company’s Form 8-K filed with the Securities and Exchange Commission on October 22, 2018.

/s/ Johnson, Miller & Co. CPA’s PC

Odessa, Texas

October 22, 2018